UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Alimera Sciences, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

016259103

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☑ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 016259103

1	NAME OF REPORTING PERSON Venrock Associates IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒[1] (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 888,707[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 888,707[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 888,707[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8%[3]
12	TYPE OF REPORTING PERSON* PN

[1]

Venrock Associates IV, L.P., Venrock Partners, L.P., Venrock Entrepreneurs Fund IV, L.P., Venrock Management IV, LLC, Venrock Partners Management, LLC, and VEF Management IV, LLC are members of a group for purposes of this Schedule 13G/A.

[2]

Consists of 723,410 shares of common stock owned by Venrock Associates IV, L.P., 147,525 shares of common stock owned by Venrock Partners, L.P. and 17,772 shares of common stock owned by Venrock Entrepreneurs Fund IV, L.P.

[3]

This percentage is calculated based upon 31,427,355 shares of the Issuer’s common stock outstanding as of November 3, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2011.

CUSIP No. 016259103

1	NAME OF REPORTING PERSON Venrock Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒[1] (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 888,707[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 888,707[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 888,707[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8%[3]
12	TYPE OF REPORTING PERSON* PN

[1]

Venrock Associates IV, L.P., Venrock Partners, L.P., Venrock Entrepreneurs Fund IV, L.P., Venrock Management IV, LLC, Venrock Partners Management, LLC, and VEF Management IV, LLC are members of a group for purposes of this Schedule 13G/A.

[2]

Consists of 723,410 shares of common stock owned by Venrock Associates IV, L.P., 147,525 shares of common stock owned by Venrock Partners, L.P. and 17,772 shares of common stock owned by Venrock Entrepreneurs Fund IV, L.P.

[3]

This percentage is calculated based upon 31,427,355 shares of the Issuer’s common stock outstanding as of November 3, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2011.

CUSIP No. 016259103

1	NAME OF REPORTING PERSON Venrock Entrepreneurs Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒¹ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 888,707[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 888,707[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 888,707[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8%[3]
12	TYPE OF REPORTING PERSON* PN

[1]

Venrock Associates IV, L.P., Venrock Partners, L.P., Venrock Entrepreneurs Fund IV, L.P., Venrock Management IV, LLC, Venrock Partners Management, LLC, and VEF Management IV, LLC are members of a group for purposes of this Schedule 13G/A.

[2]

Consists of 723,410 shares of common stock owned by Venrock Associates IV, L.P., 147,525 shares of common stock owned by Venrock Partners, L.P. and 17,772 shares of common stock owned by Venrock Entrepreneurs Fund IV, L.P.

[3]

This percentage is calculated based upon 31,427,355 shares of the Issuer’s common stock outstanding as of November 3, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2011.

CUSIP No. 016259103

1	NAME OF REPORTING PERSON Venrock Management IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒¹ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 888,707[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 888,707[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 888,707[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8%[3]
12	TYPE OF REPORTING PERSON* OO

[1]

Venrock Associates IV, L.P., Venrock Partners, L.P., Venrock Entrepreneurs Fund IV, L.P., Venrock Management IV, LLC, Venrock Partners Management, LLC, and VEF Management IV, LLC are members of a group for purposes of this Schedule 13G/A.

[2]

Consists of 723,410 shares of common stock owned by Venrock Associates IV, L.P., 147,525 shares of common stock owned by Venrock Partners, L.P. and 17,772 shares of common stock owned by Venrock Entrepreneurs Fund IV, L.P.

[3]

This percentage is calculated based upon 31,427,355 shares of the Issuer’s common stock outstanding as of November 3, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2011.

CUSIP No. 016259103

1	NAME OF REPORTING PERSON Venrock Partners Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒¹ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 888,707[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 888,707[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 888,707[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8%[3]
12	TYPE OF REPORTING PERSON* OO

[1]

Venrock Associates IV, L.P., Venrock Partners, L.P., Venrock Entrepreneurs Fund IV, L.P., Venrock Management IV, LLC, Venrock Partners Management, LLC, and VEF Management IV, LLC are members of a group for purposes of this Schedule 13G/A.

[2]

Consists of 723,410 shares of common stock owned by Venrock Associates IV, L.P., 147,525 shares of common stock owned by Venrock Partners, L.P. and 17,772 shares of common stock owned by Venrock Entrepreneurs Fund IV, L.P.

[3]

This percentage is calculated based upon 31,427,355 shares of the Issuer’s common stock outstanding as of November 3, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2011.

CUSIP No. 016259103

1	NAME OF REPORTING PERSON VEF Management IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒¹ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 888,707[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 888,707[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 888,707[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8%[3]
12	TYPE OF REPORTING PERSON* OO

[1]

Venrock Associates IV, L.P., Venrock Partners, L.P., Venrock Entrepreneurs Fund IV, L.P., Venrock Management IV, LLC, Venrock Partners Management, LLC, and VEF Management IV, LLC are members of a group for purposes of this Schedule 13G/A.

[2]

Consists of 723,410 shares of common stock owned by Venrock Associates IV, L.P., 147,525 shares of common stock owned by Venrock Partners, L.P. and 17,772 shares of common stock owned by Venrock Entrepreneurs Fund IV, L.P.

[3]

This percentage is calculated based upon 31,427,355 shares of the Issuer’s common stock outstanding as of November 3, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2011.

CUSIP No. 016259103

Introductory Note: This Amendment to Schedule 13G is filed on behalf of Venrock Associates IV, L.P., a limited partnership organized under the laws of the State of Delaware; Venrock Partners, L.P., a limited partnership organized under the laws of the State of Delaware; Venrock Entrepreneurs Fund IV, L.P., a limited partnership organized under the laws of the State of Delaware; Venrock Management IV, LLC, a limited liability company organized under the laws of the State of Delaware; Venrock Partners Management, LLC, a limited liability company organized under the laws of the State of Delaware; and VEF Management IV, LLC, a limited liability company organized under the laws of the State of Delaware (collectively referred to as the “Reporting Persons”), in respect of common stock of Alimera Sciences, Inc.

Item 1.

(a)	Name of Issuer: Alimera Sciences, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

6120 Windward Parkway, Suite 290

Alpharetta, Georgia 30005

Item 2.

(a)	Name of Persons Filing:

Venrock Associates IV, L.P.

Venrock Partners, L.P.

Venrock Entrepreneurs Fund IV, L.P.

Venrock Management IV, LLC

Venrock Partners Management, LLC

VEF Management IV, LLC

(b)	Address of Principal Business Office or, if none, Residence

New York Office: 530 Fifth Avenue, 22nd Floor, New York, NY 10036

Palo Alto Office: 3340 Hillview Avenue, Palo Alto, CA 94304

Cambridge Office: 55 Cambridge Parkway, Suite 100, Cambridge, MA 02142

(c)	Citizenship: Each of Venrock Associates IV, L.P., Venrock Partners, L.P., and Venrock Entrepreneurs Fund IV, L.P. are limited partnerships organized in the State of Delaware. Each of Venrock Management IV, LLC, Venrock Partners Management, LLC, and VEF Management IV, LLC are limited liability companies organized in the State of Delaware.

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 016259103

Item 3.	Not applicable.

Item 4.	Ownership

(a)	Amount Beneficially Owned:

Venrock Associates IV, L.P.	888,707	(1)
Venrock Partners, L.P.	888,707	(1)
Venrock Entrepreneurs Fund IV, L.P.	888,707	(1)
Venrock Management IV, LLC	888,707	(1)
Venrock Partners Management, LLC	888,707	(1)
VEF Management IV, LLC	888,707	(1)

Percent of Class:

Venrock Associates IV, L.P.	2.8%
Venrock Partners, L.P.	2.8%
Venrock Entrepreneurs Fund IV, L.P.	2.8%
Venrock Management IV, LLC	2.8%
Venrock Partners Management, LLC	2.8%
VEF Management IV, LLC	2.8%

Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

Venrock Associates IV, L.P.	0
Venrock Partners, L.P.	0
Venrock Entrepreneurs Fund IV, L.P.	0
Venrock Management IV, LLC	0
Venrock Partners Management, LLC	0
VEF Management IV, LLC	0

(ii)	Shared power to vote or to direct the vote

Venrock Associates IV, L.P.	888,707	(1)
Venrock Partners, L.P.	888,707	(1)
Venrock Entrepreneurs Fund IV, L.P.	888,707	(1)
Venrock Management IV, LLC	888,707	(1)
Venrock Partners Management, LLC	888,707	(1)
VEF Management IV, LLC	888,707	(1)

(iii)	Sole power to dispose or to direct the disposition of

Venrock Associates IV, L.P.	0
Venrock Partners, L.P.	0
Venrock Entrepreneurs Fund IV, L.P.	0
Venrock Management IV, LLC	0
Venrock Partners Management, LLC	0
VEF Management IV, LLC	0

(iv)	Shared power to dispose or to direct the disposition of

Venrock Associates IV, L.P.	888,707	(1)
Venrock Partners, L.P.	888,707	(1)
Venrock Entrepreneurs Fund IV, L.P.	888,707	(1)
Venrock Management IV, LLC	888,707	(1)
Venrock Partners Management, LLC	888,707	(1)
VEF Management IV, LLC	888,707	(1)

(1)	These shares are owned directly as follows: Venrock Associates IV, L.P, owns 723,410 shares of common stock, Venrock Partners, L.P. owns 147,525 shares of common stock and Venrock Entrepreneurs Fund IV, L.P. owns 17,772 shares of common stock. Venrock Management IV, LLC is the general partner of Venrock Associates IV, L.P.; Venrock Partners Management, LLC is the general partner of Venrock Partners, L.P.; and VEF Management IV, LLC is the general partner of Venrock Entrepreneurs Fund IV, L.P.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group

This Schedule is being filed pursuant to Rule 13d -1(d). The identities of the Reporting Persons are stated in Item 2(a).

Item 9.	Notice of Dissolution of Group

Not applicable

Item 10.	Certification

Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated: February 14, 2012

VENROCK ASSOCIATES IV, L.P.
By its General Partner, Venrock Management IV, LLC

By:	/s/ David L. Stepp
Name:	David L. Stepp
Title:	Authorized Signatory or Member

VENROCK PARTNERS, L.P.
By its General Partner, Venrock Partners Management, LLC

By:	/s/ David L. Stepp
Name:	David L. Stepp
Title:	Authorized Signatory or Member

VENROCK ENTREPRENEURS FUND IV, L.P. By its General Partner, VEF Management IV, LLC

By:	/s/ David L. Stepp
Name:	David L. Stepp
Title:	Authorized Signatory or Member

VENROCK MANAGEMENT IV, LLC

By:	/s/ David L. Stepp
Name:	David L. Stepp
Title:	Authorized Signatory or Member

VENROCK PARTNERS MANAGEMENT, LLC

By:	/s/ David L. Stepp
Name:	David L. Stepp
Title:	Authorized Signatory or Member

VEF MANAGEMENT IV, LLC

By:	/s/ David L. Stepp
Name:	David L. Stepp
Title:	Authorized Signatory or Member

EXHIBIT INDEX

Exhibit No.

99.1	Agreement pursuant to Rule 13d-1(k)(1) among Venrock Associates IV, L.P., Venrock Partners, L.P., Venrock Entrepreneurs Fund IV, L.P., Venrock Management IV, LLC, Venrock Partners Management, LLC, and VEF Management IV, LLC.

Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G/A is being filed on behalf of each of the undersigned.

Dated: February 14, 2012	VENROCK ASSOCIATES IV, L.P.
By its General Partner, Venrock Management IV, LLC

	By:	/s/ David L. Stepp
	Name:	David L. Stepp
	Title:	Authorized Signatory or Member

VENROCK PARTNERS, L.P.
By its General Partner, Venrock Partners Management, LLC

By:	/s/ David L. Stepp
Name:	David L. Stepp
Title:	Authorized Signatory or Member

VENROCK ENTREPRENEURS FUND IV, L.P.
By its General Partner, VEF Management IV, LLC

By:	/s/ David L. Stepp
Name:	David L. Stepp
Title:	Authorized Signatory or Member

VENROCK MANAGEMENT IV, LLC

By:	/s/ David L. Stepp
Name:	David L. Stepp
Title:	Authorized Signatory or Member

VENROCK PARTNERS MANAGEMENT, LLC

By:	/s/ David L. Stepp
Name:	David L. Stepp
Title:	Authorized Signatory or Member

VEF MANAGEMENT IV, LLC

By:	/s/ David L. Stepp
Name:	David L. Stepp
Title:	Authorized Signatory or Member